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                                                                    EXHIBIT 99.3


March 29, 2001


ICX Electronics, Inc.
400 Camino de Estrella
San Clemente, California 92672
Attention:   Gary E. Lotzer,
             Chief Executive Officer

Dear Gary:

Reference is made to the Registration Statement on Form SB-2, together with all amendments thereto (the "Registration Statement"), being filed by ICX Electronics, Inc. I hereby consent to the inclusion of my name and information regarding me in the Registration Statement under the headings "MANAGEMENT - Directors, Executive Officers and Key Employees - Nominees to the Board of Directors" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Transactions with Directors, Nominees and Officers", and to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Donald C. Watters
--------------------------------
Donald C. Watters